Exhibit 1.03.2

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

In re:                                          Case No. 8:04-bk-24463-ALP
                                                and 8:04-bk-24465-ALP

Baron Capital Properties, L.P.                  Chapter 11
Baron Capital Trust
              Debtors.                          (Joint Administration, not
                                                Substantively Consolidated)

____________________________________/

                           ORDER CONFIRMING CHAPTER 11
          FIRST AMENDED JOINT PLAN OF REORGANIZATION AND OTHER MATTERS

      THIS CAUSE came on for hearing on September 21, 2005 to consider the following matters:

      (a) Confirmation of the Debtors' First Amended Joint Plan of Reorganization ("Joint Plan") dated July 26, 2005 (Docket No. 80).

      (b) Debtor's Motion to Extend the Time for Objections to Claims and Commence adversary proceedings and contested matters (Docket No.
            90).

      (c) Debtor's Motion to pay officer's salary increase to J. Stephen Miller (Docket No. 91).

      At the hearing, the Debtors were represented by Co Counsel Larry Foyle of Kass, Shuler and Jerome Frank of Frank and Frank P.C. and Benjamin Lambers, appeared as attorney advisor on behalf of the U.S. Trustee.

      After due and sufficient notice to all Creditors, and all holders of Equity Interests, and interested parties, and a hearing before this Court, the Court determines there to be sufficient cause to Confirm the Joint Plan and makes the following findings:


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Findings of Fact

      A. The Debtors filed their voluntary petition for relief under Chapter 11 of the Bankruptcy Code on December 21, 2004 (the "Petition Date").

      B. The Court duly appointed Co Counsel to represent the interests of the Debtors

      C. This Court has jurisdiction over the Debtors, the Debtor's Chapter 11 case; all of the Debtor's property, contracts, and assets, wherever located; all Claims against and Equity Interests in the Debtor; and all Creditors of and holders of Equity Interests in the Debtors, pursuant to 28 U.S.C. ss. 1334. Confirmation of the Plan is a "core proceeding" pursuant to, without limitation, 28 U.S.C. ss.ss. 157(b)(2)(A), (L) and (O). This Court has jurisdiction to enter a final Confirmation Order with respect thereto.

      D. The Court held a hearing on September 21, 2005, at which time the Chapter 11 Debtors through their counsel announced in open Court that no objections to the Joint Plan had been filed. At the Confirmation Hearing, the Court considered evidence proffered by counsel for the Chapter 11 Debtors, heard the arguments of counsel, reviewed the Confirmation Affidavit, made findings of fact and conclusions of law in open Court and determines that the requirements for Confirmation set forth in Section 1129(a) of the Bankruptcy Code have been met.

      E. The Court finds that the Joint Amended Plan and this Confirmation Order are binding upon any and all Creditors, parties in interest and holders of Equity Interests. The Court further finds that the provisions of the Joint Plan are fair, equitable, reasonable, and proper, are in the best interests of the Debtors' Estates and Creditors, parties in interest and holders of Equity Interests,


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and are necessary and material conditions precedent to the closing of the transactions contemplated by the Plan.

      F. The Chapter 11 Debtors have acted in good faith and complied in all respects with ss.1125 of the Bankruptcy Code; Bankruptcy Rules 3017, 3018, and 3019; all procedural orders of this Court, including those Orders related to service of the Joint Plan and Notice of the Confirmation Hearing; all other applicable provisions of the Bankruptcy Code; and all other applicable laws, rules, and regulations.

      G. The Joint Plan complies with each of the applicable provisions of Title 11 of the United States Code, including without limitation the provisions of 11 U.S.C. ss.ss. 1122 and 1123.

      H. The Joint Plan has been proposed in good faith and not by any means forbidden by law.

      I. Any payment made or to be made by the Debtors, the Reorganized Debtors, or by a person acquiring property under the plan, for services or costs and expenses in connection with the case, or in connection with the Joint Plan and incident to the case, has been approved by, or is subject to approval of, the Court as reasonable.

      J. All fees payable under 28 U.S.C. ss. 1930 are to be paid by the Debtors on or before the Effective Date of the Amended Plan.

      K. With respect to the confirmation of the Plan, all other requirements of 11 U.S.C. ss. 1129(a) have been met.

      Accordingly, it is

      ORDERED, ADJUDGED, AND DECREED as follows:

      1. The findings of fact set forth in this Confirmation Order be, and the same hereby are, ratified and adopted as findings of this Court and are incorporated herein.


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      2. To the extent any of the findings of fact set forth above are deemed to be conclusions of law, such findings of fact are hereby confirmed as conclusions of law.

      3. The Joint Plan is confirmed in all respects, except as otherwise noted herein.

      4. The Debtors and each of their officers, directors, agents, attorneys and authorized representatives are authorized, empowered and directed, subject to the conditions set forth in the Joint Plan, to take all such steps as may be necessary to effectuate and implement the Joint Plan, including, without limitation, the execution and delivery of all instruments of transfer and other documents necessary to implement the Joint Plan and the transactions contemplated thereby. The Debtors may specifically execute and deliver any documents necessary to effectuate the Joint Plan treatment of the creditors and Equity Security Interest holders under the Joint Plan.

      5. Pursuant to Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument or instruments of mortgage, lien, or encumbrance made in anticipation of the Confirmation and consummation of, the Joint Plan, including but not limited to any and all promissory notes, mortgages, financing statements, and security agreements - shall not be taxed under any law imposing any recording, registration, or stamp tax or fee, or any similar tax or fee, including any applicable transfer taxes or fees and mortgage recording taxes or other fees.

      6. Pursuant to Section 1146(c) of the Bankruptcy Code, all filing officers shall be, and hereby are, directed to accept from the Debtors or the Reorganized Debtors, and their agents and attorneys for recording and shall record such documents and instruments: (i) which may be required to effectuate any provision of the Joint Plan, (ii) as are customarily recorded in connection with commercial or real estate transactions in Florida, immediately upon presentation thereof at any time after the date of this Confirmation Order, unconditionally and without reservation,


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without the presentation of any affidavits, instruments, or returns otherwise required for recording or filing and without the assessment or payment of any stamp tax, transfer tax or similar tax imposed by any state, local, or other law.

      7. A copy of this Confirmation Order shall be served on all Creditors, holders of Equity Interests and parties in interest in these cases.

      8. Unless otherwise specified in the Joint Plan, all executory contracts and leases are deemed rejected as of the date of the entry of this Order. Claims for rejection damages shall be filed within thirty days of the date of this Order or will be deemed extinguished.

      9. In the event the Debtors fail to follow the provisions of Local Rule 3022-1, the Debtors shall file a report within ninety (90) days from the date of this Order of Confirmation, setting forth the progress made in consummating the Plan. The report shall include: (1) a statement of distribution by class, name of creditor, date of distribution, and amount paid; (2) a statement of transfer of property; and (3) a statement of affirmation that the Debtors have substantially complied with the provisions of the Confirmed Plan.

      10. Quarterly fees shall continue to accrue in accordance with applicable law.

      11. The Court retains jurisdiction for any and all matters that may come before the Court in the Administration of the First Amended Joint Plan of Reorganization and pursuant to the Order of Confirmation, specifically including but not limited to, the jurisdiction to determine all objections that have heretofore been or may be filed to claims of creditors herein; to fix and award all compensation to parties who may be entitled; to hear and determine all questions concerning the assets or property of the Debtors, including any questions relating to any sums of money, services, or property due to the Debtors; determine all matters of any nature or type


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necessary or appropriate to carry out the Plan.

      12. The failure to reference or discuss any particular provision of the Joint Plan in this Confirmation Order shall have no effect on the validity, binding effect, and enforceability of such provision and such provision shall have the same validity, binding effect, and enforceability as every other provision of the Joint Plan.

      13. Debtor's Motion to Extend the Time for Objections to Claims and commence adversary proceedings and contested matters is Granted and the Debtors shall have up to, and including, November 1, 2005, to file its Objections to Claims, its adversary proceedings, and its contested matters.

      14. Debtors' Motion to pay officer's salary increase to J. Stephen Miller is granted and the Debtor may pay the amounts referenced in the Debtor's Application, Nunc Pro Tunc to April 1, 2005.

      DONE AND ORDERED at Tampa, Florida, on September 22, 2005.


                                        /s/ ALEXANDER L. PASKAY
                                        --------------------------------------
                                        ALEXANDER L. PASKAY
                                        United States Bankruptcy Judge

Copies Furnished via electronic transmission:

      Larry M. Foyle, Esq., P.O. Box 800, Tampa, FL 33602
      Baron Capital Properties, 109 W. Commercial Street, Sanford, FL 32771 Jerome D. Frank 30833 Northwestern Hwy., Suite 205, Farmington Hills, MI 48334
      Office of US Trustee, Attn Benjamin Lambers, 501 East Polk Street, Tampa, FL 33602

Copies Furnished via U.S. Mail:

All parties listed on the All Creditors matrix, Equity Security Holders matrix, Notice of Appearance matrix


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